Exhibit 10.52

CLEAN HARBORS, INC.
MANAGEMENT INCENTIVE PLAN

1.             Purposes.

The purpose of the Clean Harbors, Inc. Management Incentive Plan (the “MIP”) is to provide each year a strong financial incentive for performance of senior managers of the Company and its Subsidiaries (other than the Company’s Chief Executive Officer) by making available potential Annual MIP Bonuses payable in cash based upon the level of corporate performance or satisfaction of certain other objective goals for the year. The Compensation Committee of the Company’s Board of Directors (the “Committee”) shall be responsible for determining the terms and potential amounts of such Annual MIP Bonuses.

2.             Definitions in Last Section.

Unless defined where the term first appears in the MIP, capitalized terms shall have the respective meanings set forth in Section 6.

3.             Potential MIP Bonuses.

(a)           Establishment of Potential Annual MIP Bonuses.    On or before the 90th day of each Plan Year, the Committee shall determine and set forth in writing (i) the Performance Criteria for such Plan Year, and, where deemed appropriate by the Committee, a Threshold, Target and Maximum Level of Achievement for each such Performance Criteria, and (ii) the respective amounts of Annual MIP Bonuses (which shall be expressed as a percentage of each Participant’s Base Compensation for such Plan Year) which can potentially be earned based on attainment of each such Level of Achievement. Each of the Performance Criteria and the Levels of Achievement shall be objective such that a third party having knowledge of the relevant facts could determine (1) whether or not the Performance Criteria at each such Level of Achievement has been achieved and (2) the total amount of the Annual MIP Bonus (if any) for each Plan Year (expressed as a percentage of each Participant’s Base Compensation for such Plan Year) which has been earned based on such performance. To the extent that the Committee determines following the establishment of such Performance Criteria and Levels of Achievement for any Plan Year that a change (either an increase or a decrease) is appropriate in order to adjust for effects of extraordinary events (such as a material acquisition or change in accounting methods) as determined under generally accepted accounting principles (GAAP), which affect the calculation of such Criteria or Levels and which become effective during such Plan Year, the Committee shall have authority to make such change by setting forth the revised terms thereof in writing.  Furthermore, in the case of each Participant who is a member of the Executive Staff and to whom the Committee determines that potential payment of a Supplemental Executive Incentive Bonus is appropriate, the Committee shall have authority to award a Supplemental

Executive Incentive Bonus of up to a specified percentage of Base Compensation if such Participant meets or exceeds during a Plan Year the Personal Goals which are established by the Committee for such Participant on or before the 90th day of such Plan Year (or within 30 days after a Participant becomes a member of the Executive Staff during such Plan Year). However, in no event shall the aggregate Annual MIP Bonus (including any Supplemental Executive Incentive Bonus) awarded to any member of the Executive Staff (based on both the level of achievement of the Performance Criteria and of any such Personal Goals) exceed the Annual MIP Bonus which such Participant would have received for such Plan Year if the Performance Criteria had been achieved at the Maximum Level of Achievement.

(b)           Determination and Certification of Annual MIP Bonuses.    Prior to the payment date for each Plan Year which is described in Section 3(e) below, the Committee shall determine and certify in writing to the Board (i) whether or not each of the Performance Criteria for such Plan Year has been satisfied and, if so, at what Level of Achievement, (ii) whether or not any Personal Goals established for any Participant for such Plan Year have been met, and (iii) the amount, if any, of the total Annual MIP Bonus payable for such Plan Year to each of the Participants (which shall be expressed as a percentage of such Participant’s Base Compensation for such Plan Year). The amount of any Annual MIP Bonus, as so certified by the Committee, shall be communicated in writing to each Participant and shall be payable to such Participant as provided in Section 3(e).

(c)           Definition of Accounting Terms.   Unless otherwise so determined by the Committee and reflected in the terms of the potential Annual MIP Bonus established pursuant to Section 3(a), accounting terms used by the Committee in establishing the Performance Criteria, Levels of Achievement and Personal Goals shall be defined, and the results based thereon shall be measured, in accordance with generally accepted accounting principles as applied by the Company in preparing its consolidated financial statements and related financial disclosures for the Plan Year, as included in its reports filed with the Securities and Exchange Commission.

(d)           Employment Requirement for Annual MIP Bonus Payments and Exceptions Thereto.  In order to be eligible to receive an Annual Incentive Bonus under this MIP for any Plan Year, a Participant must be employed by the Company or a Subsidiary both (i) on the last day of such Plan Year, and (ii) except in the case of a termination of employment due to death, disability or a layoff (but not including either voluntary termination or termination for “cause” as determined by the Committee) after the last day of such Plan Year, on the date when the Annual MIP Bonus is paid.

(e)           Time of Payment.  Except as provided in this Section 3(e), any Annual MIP Bonus to which a Participant becomes entitled under Section 3 with respect to a Plan Year shall be paid in a lump sum cash payment as soon as practicable after the amount thereof is determined by the Committee, but not later than the March 15th immediately following completion of the Plan Year.

4.             Administration.

 The MIP shall be administered by the Committee. The Committee shall have the authority in its sole discretion, subject to and not inconsistent with the express provisions of the MIP, to administer the MIP and to exercise all the powers and authorities either specifically granted to it under the MIP or necessary or advisable in the administration of the MIP including, without limitation, to construe and interpret the MIP, to prescribe, amend and rescind rules and regulations relating to the MIP, and to make all other determinations deemed necessary or advisable for the administration of the MIP.

The Committee may appoint a chairperson and a secretary and may make such rules and regulations for the conduct of its business as it shall deem advisable, and shall keep minutes of its meetings. All determinations of the Committee shall be made by a majority of its members either present in person or participating by conference telephone at a meeting or by unanimous written consent. The Committee may delegate to one or more of its members or to one or more agents such administrative duties as it may deem advisable, and the Committee or any person to whom it has delegated duties as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the MIP. All decisions, determinations and interpretations of the Committee shall be final and binding on all persons, including the Company, any Participant (or any person claiming any rights under the MIP from or through any Participant) and any shareholder.

No member of the Committee shall be liable for any action taken or determination made in good faith with respect to the MIP or any Annual MIP Bonus hereunder.

5.             General Provisions.

(a)           No Right to Continued Employment.    Nothing in the MIP or in any potential Annual MIP Bonus hereunder shall confer upon any Participant the right to continue in the employ of the Company or any Subsidiary in any capacity or to be entitled to any remuneration or benefits not set forth in the MIP or to interfere with or limit in any way the right of the Company or any Subsidiary to terminate such Participant’s employment.

(b)           Withholding Taxes.    The Company shall deduct from all payments under the MIP any taxes required to be withheld by federal, state or local governments.

(c)           Amendment and Termination of the MIP.    The Board or the Committee may at any time and from time to time alter, amend, suspend, or terminate the MIP in whole or in part. Additionally, the Committee may make such amendments as it deems necessary to comply with any applicable laws, rules and regulations.

(d)           Participant Rights.    No Participant in the MIP for a particular Plan Year shall have any claim to be granted any Annual MIP Bonus under the MIP for any subsequent Plan Year. Furthermore, there is no obligation for uniformity of treatment of Participants in the event that more than one Participant shall potentially be entitled to receive an Annual MIP Bonus with respect to any Plan Year or any subsequent Plan Year.

(e)           Unfunded Status of Annual Incentive Bonuses.    The MIP is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments which at any time are not yet made to a Participant with respect to an Annual MIP Bonus, nothing contained in the MIP or any related document shall give any such Participant any rights that are greater than those of a general creditor of the Company.

(f)            Nonalienation of Benefits.  No right or benefit under the MIP shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge the same will be void.  No potential right to receive any Annual MIP Bonus hereunder shall in any manner be subject to any debts, contracts, liabilities, or torts of the person entitled to such right or interest.

(g)           Governing Law.    The MIP and the rights of all persons claiming hereunder shall be construed and determined in accordance with the laws of the Commonwealth of Massachusetts without giving effect to the choice of law principles thereof, except to the extent that such law is preempted by federal law.

(h)           Effective Date.    The effective date of the Plan shall be January 1, 2009.

6.             Definitions.

The following terms, as used herein, have the following meanings:

(a)

“Annual MIP Bonus” means any Annual MIP Bonus to which a Participant may become entitled pursuant to the MIP; provided, however, that the establishment by the Committee of a potential Annual MIP Bonus with respect to a Participant pursuant to Section 3(a) does not, by itself, entitle the Participant to payment of any such Bonus until such Bonus has been earned and becomes payable pursuant to other provisions hereof.

(b)

“Base Compensation” means the actual earned base salary which each Participant receives or is entitled to receive from the Company or any Subsidiary for such Participant’s services during any Plan Year.

(c)	“Board” means the Board of Directors of the Company.

(d)

“Committee” means the Compensation Committee of the Board, which shall consist during the term of the Plan of not less than two members of the Board, each of whom, at the time of appointment to the Committee and at all times during service as a member of the Committee, shall be an “independent director” within the meaning of the listing requirements of the primary stock exchange on which the common stock of the Company may then be listed.

(e)	“Company” means Clean Harbors, Inc., a corporation organized under the laws of the Commonwealth of Massachusetts, or any successor corporation.

(f)	“Executive Staff” means those senior executive officers of the Company and its Subsidiaries who shall report directly to the Company’s Chief Executive Officer.

(g)

“Levels of Achievement” means a Minimum Level of Achievement, a Target Level of Achievement, and a Maximum Level of Achievement which may be established by the Committee with respect to each Performance Criteria for each Plan Year.

(h)

“Maximum Level of Achievement” means a specified level of achievement of a Performance Criteria applicable to a Plan Year which must be attained for the maximum portion of an Annual MIP Bonus, which is based on achievement of that Performance Criteria, to be earned.

(i)	“MIP” means this Clean Harbors, Inc. Management Incentive Plan, as amended from time to time.

(j)

“Participant” means an employee of the Company or any Subsidiary who shall, based on such employee’s potential contribution to the corporate performance of the Company and its Subsidiaries for any Plan Year, be selected (as evidenced by a letter from the Company’s Chief Executive Officer to such Participant) by the Company’s Chief Executive Officer (based upon advice from the Executive Staff) to participate in the MIP for such Plan Year.

(k)

“Performance Criteria” means one or more pre-established, objective measures of performance by the Company during a Plan Year selected by the Committee in its discretion to determine whether an Annual MIP Bonus has been earned in whole or in part. Performance Criteria may be based on one or more of the following:  the Company’s consolidated revenues, consolidated earnings before interest, taxes, depreciation and amortization (“EBITDA”), ratio of EBITDA to consolidated revenues (“EBITDA Margin”), earnings per share, or such other objective criteria as the Committee shall deem appropriate. Such Performance Criteria may be based on the Company’s absolute performance under such measure for the year and/or upon a comparison of such performance with the performance of the Company in a prior period or the performance of a peer group of companies.  The Performance Criteria and related Annual MIP Bonuses may also be based upon the Company’s performance over either one or more Plan Years.

(l)

“Personal Goals” means goals applicable to a Plan Year which are established by the Committee on the advice of the Company’s Chief Executive Officer with respect to any member of the Executive Staff and which may include, in the Committee’s discretion, as examples and without limitation, such factors as the performance of a business unit of the Company or a Subsidiary for which such Participant has responsibility or satisfaction of other objective criteria such as hiring of key employees or improvement in health, safety and compliance statistics.

(m)	“Plan Year” means the Company’s fiscal year.

(n)

“Subsidiary” means any company or other entity with respect to which the Company, either directly or indirectly through another Subsidiary, owns a majority of the common stock or other equity interests or otherwise has the power to vote or sufficient securities to elect a majority of the directors or other managers.

(o)

“Target Level of Achievement” means a specified level of achievement of a Performance Criteria applicable to a Plan Year which must be attained for the target portion of an Annual MIP Bonus which is based on achievement of that Performance Criteria to be earned.

(p)

“Supplemental Executive Incentive Bonus” means a portion of an Annual MIP Bonus to which a member of the Executive Staff may become entitled based on achievement by such member of one or more Personal Goals established by the Committee for such member for any Plan Year.

(q)

“Threshold Level of Achievement” means a minimum level of achievement of a Performance Criteria applicable to a Plan Year which must be attained for the minimum level of an Annual MIP Bonus which is based on achievement of that Performance Criteria to be earned.